                                                                 EXHIBIT 4(a)

In this Group Contract, Keyport Life Insurance Company is referred to as "We," "Us," "Our," or the "Company."
This Group Contract, as issued to the Group Contract Owner by Us with any riders or endorsements, alone makes up the agreement under which benefits are paid. The Group Contract may be inspected at the office of the Group Contract Owner. In consideration of any application for a Certificate and the payment of any purchase payments, We agree, subject to the terms and conditions of the Group Contract, to provide the benefits described in a Certificate to the Certificate Owner.

If a Certificate is In Force on the Income Date, We will begin making Annuity Payments to the Annuitant. We will make such payments according to the terms of the Certificate and Group Contract.

Right to Cancel - A Certificate Owner may return the Certificate to Us (Keyport Life Insurance Company, 125 High Street, Boston, MA 02110) or to the agent from whom it was purchased for cancellation. The Certificate Owner must mail or deliver it within 45 days from the Issue Date or 20 days after it is received, whichever is later. The Certificate will then be treated as if We had never issued it and We will promptly refund the Initial Premium, and any Subsequent Premium less the amount of any partial surrenders.



                             Read This Contract Carefully

                           GROUP DEFERRED ANNUITY CONTRACT
                              FLEXIBLE PREMIUM PAYMENT
                                  NON-PARTICIPATING

   VALUES GREATER THAN GUARANTEED VALUES ARE DEPENDENT UPON INCREASES AND DECREASES IN THE INDEX, THE LENGTH OF TIME A CERTIFICATE IS HELD AND THE DECLARED RATE WHICH IS ESTABLISHED EVERY MONTH AND GUARANTEED FOR THAT MONTH

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                           KEYPORT LIFE INSURANCE COMPANY
                         125 High Street, Boston, MA 02110
                               Contract Specifications

Group Contract Owner:                  Keyport Insurance Trust
Group Contract Number:                 9999999
Issue Date:                            1/30/1995
Issue State:                           Rhode Island
Minimum Initial Premium:               $5,000
Minimum Subsequent Premium:            $1,000

Index

[The Standard & Poor's 500 Composite Stock Price Index. "Standard & Poor's 500" is a trademark of The McGraw-Hill Companies, Inc. and has been licensed for use by Keyport Life Insurance Company. This annuity is not sponsored, endorsed, sold or promoted by Standard & Poor's and Standard & Poor's makes no representation regarding the advisability of purchasing the annuity.]

Premium Allocation

Currently, Certificate Owners can select among an Interest Sub-Account and Index Sub-Accounts with Terms of [1-10] years. The minimum initial premium is [$5,000] and Index Sub-Accounts require a minimum premium, transfer or renewal of Indexed Value of [$1,000].

Partial Withdrawals

Minimum withdrawal amount: currently [$250].

Minimum Index Sub-Account balance after a partial withdrawal: currently
[$1,000].

Minimum Interest Sub-Account balance after a partial withdrawal: currently [$0]

Minimum Combined Surrender Value of all Sub-Accounts after partial withdrawal: currently [$4,000]



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                              Table of Contents
                                                                            Page

Right to Examine Certificate..................................................1
Contract Specifications.......................................................2
Definitions...................................................................3
General Provisions............................................................5
The Sub-Accounts..............................................................9
The Interest Sub-Account......................................................9
The Index Sub-Account........................................................10
Transfers....................................................................14
Withdrawals and Surrender....................................................15
Death Provisions.............................................................15
Annuity Provisions...........................................................17
Endorsements (if any) are before page........................................22

                                     Definitions

Sub-Account: An Index Sub-Account or Interest Sub-Account.

Sub-Account Anniversary, Sub-Account Year: A continuous twelve-month period commencing on the date that an Index Sub-Account is opened by allocation or transfer, and each anniversary thereof including the end of the Term.

Annuitant: The natural person on whose life Annuity Payments are based, and to whom any Annuity Payments will be made starting on the Income Date.

Annuity Options:  Options available for Annuity Payments.

Annuity Payments: The series of payments made to the Annuitant, starting on the Income Date, under the Annuity Option selected.

Annuity Period: The period after the Income Date during which Annuity Payments are made.

Beneficiary: The person(s) or entity(ies) who controls the Certificate if any Certificate Owner dies before the Income Date.

Cap: The maximum percentage by which an Index Sub-Account will be increased for a Term. The cap may be "none" which means that there is no Cap.

Certificate: The document issued to a Certificate Owner to evidence a Certificate Owner's participation under the Group Contract. The Certificate summarizes the benefits and provisions of the Group Contract. All owners must exercise ownership rights and privileges together, including the signing of Written Requests.



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    Definitions (Continued)

Certificate Anniversary, Certificate Year: A continuous twelve-month period commencing on the Issue date and each anniversary thereof.

Certificate Owner: The person who owns a Certificate under the Group Contract. Any Joint Certificate Owners and the Certificate Owner own the Certificate equally with rights of survivorship.

Declared Rate: The annual effective interest rate that will be credited when daily interest credits have compounded for a full year. The Declared Rate will be set on the first of every month and guaranteed for that month. It will never be less than 3%.

Fixed Annuity: An annuity with a series of payments made during the Annuity Period which are guaranteed as to dollar amount by Us.

Floor: The minimum percentage by which an Index Sub-Account will be increased for a Term. The Floor may be "none" or it may be less than 0% in which case the Floor is the maximum percentage by which an Indexed Value can decrease over a Term.

Group Contract Owner: The person or entity to which the Group Contract is issued.

Guaranteed Interest Rate Factors: The Participation Rate, Cap, and Floor, which are set and guaranteed by Us at the beginning of each Term of an Indexed Sub-Account and used to calculate Index Increases under a formula set forth in the Certificate.

Income Date: The date on which Annuity Payments begin. The Income Date is shown on the Certificate Specifications' page.

Index: The Index (set forth in the Certificate Specifications' page) that is used to calculate Index Increases. If the publication of the Index is discontinued, or the calculation of the Index is changed substantially, We will substitute a suitable index and notify the Certificate Owner.

Index Sub-Account: A Sub-Account for which We calculate values depending on increases or decreases in the Index.

Interest Sub-Account: A Sub-Account to which We credit the Declared Rate.

In Force: The status of a Certificate before the Income Date so long as it has not been totally surrendered and there has not been a death of a Certificate Owner or Joint Certificate Owner that will cause the Certificate to end within five years of the date of death.

Issue date: The date a Certificate is issued to a Certificate Owner. The Issue date is shown on the Certificate Specifications' page.


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Office:  Our executive office shown on the Certificate Specifications' page.

Participation Rate: The percentage used to calculate the Index change for an Index Sub-Account for a Term. The Participation Rate determines what percentage of the Term's change in the Index will be used in calculating the increase or decrease in the Sub-accounts Indexed Value.

Person: A human being, trust, corporation, or any other legally recognized entity.

Term: The number of complete years for which an increase or decrease in Indexed Value is calculated.

We, Us, Our:  Keyport Life Insurance Company.

Written Request: A request in writing, in a form satisfactory to Us, and received by Us at Our Office.

                                  General Provisions

Initial Premium

The Initial Premium is due on the Issue Date of the Certificate . It must be paid in United States currency and deposited to a bank account of Ours in order for the Certificate to be valid. The Initial Premium is allocated to the Sub-Account(s) based on the Certificate Owner s instructions.

Subsequent Premiums

Subsequent premiums, subject to the minimum and maximum stated on page 2, may be paid at any time during the first Certificate Year. Thereafter, it may be paid anytime the Certificate is In Force unless the current Certificate Year is
within 10 years of the Income Date.   Any Subsequent Premium must be paid in
United States currency and deposited to a bank account of Ours. We will then apply the premium to the Sub-Account the Certificate Owner requested. Any Subsequent Premium for an Index Sub-Account will be allocated to a new Index Sub-Account of a Term requested by the Certificate Owner, subject to the limitations described in this Certificate . If no instruction is received, We will add the premium to the Interest Sub-Account. The Company reserves the right to not allow Subsequent Premium to the Certificate.

The Contract

The Group Contract, including the application, if any, and any attached rider or endorsement constitute the entire contract between the Group Contract Owner and Us. All statements made by the Group Contract Owner, any Certificate Owner or any Annuitant will be deemed representations and not warranties. No such statement will be used in any contest unless it is contained in the application signed by the Group Contract Owner or in a Certificate Enrollment Form signed by the Certificate Owner, a copy of which has been furnished to the Certificate Owner, the Beneficiary or the Group Contract Owner.



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

Only Our President or Secretary may agree to change any of the terms of the Group Contract or a Certificate. Any changes must be in writing. Any change to the terms of a Certificate must be with a Certificate Owner's consent, unless provided otherwise by the Group Contract and the Certificate.

To assure that the Group Contract and the Certificate will maintain their status as an annuity under the Internal Revenue Code, We reserve the right to change the Group Contract and any Certificate issued thereunder to comply with future changes in the Internal Revenue Code, any regulations or rulings issued thereunder, and any requirements otherwise imposed by the Internal Revenue Service. The Group Contract Owner and the affected Certificate Owner will be sent a copy of any such amendment.

Certificate Owner

A Certificate Owner has all rights and may receive all benefits under a Certificate. A Certificate Owner is the person designated as such on the Issue date, unless changed. A Certificate Owner may exercise all rights of a Certificate while it is In Force, subject to the rights of (a) any assignee under an assignment filed with Us, and (b) any irrevocably named Beneficiary.

Joint Certificate Owner

A Certificate can be owned by Joint Certificate Owners. Upon the death of any Certificate Owner or Joint Certificate Owner, the surviving owner(s) will be the primary Beneficiary(ies). Any other beneficiary designation will be treated as a Contingent Beneficiary unless otherwise indicated in a Written Request filed with Us.

Annuitant

The Annuitant is the person on whose life Annuity Payments are based. The Annuitant is the person designated by a Certificate Owner at the Issue date, unless changed prior to the Income Date. Any change of Annuitant is subject to Our underwriting rules then in effect. The Annuitant may not be changed in a Certificate which is owned by a non-natural person. A Certificate Owner may name a Contingent Annuitant. The Contingent Annuitant becomes the Annuitant if the Annuitant dies while a Certificate is In Force. If the Annuitant dies and no Contingent Annuitant has been named, We will allow a Certificate Owner sixty days to designate someone other than a Certificate Owner as Annuitant. A Certificate Owner will be the Contingent Annuitant unless a Certificate Owner names someone else. If the Certificate is owned by a non-natural person, the death of the Annuitant will be treated as the death of the Certificate Owner and a new Annuitant may not be designated.

Beneficiary

The Beneficiary is the person who controls the Certificate if any Certificate Owner dies prior to the Income Date. If the Certificate is owned by Joint Certificate Owners, upon the death of any Certificate Owner or Joint Certificate Owner, the surviving owner(s) will become the primary Beneficiary. Any other beneficiary designation will be treated as a Contingent Beneficiary unless otherwise indicated in a Written Request filed with Us. If a Certificate Owner names more than one Person as primary Beneficiary or as Contingent Beneficiary, and do not state otherwise on the application or in a Written Request to Us, any non-survivors will



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not receive a benefit. The survivors will receive equal shares. Subject to the rights of any irrevocable Beneficiary(ies), a Certificate Owner may change primary or contingent Beneficiary(ies). A change must be made by Written Request and will be effective as of the date the Written Request is signed. We will not be liable for any payment We make or action We take before We receive the Written Request.

Group Contract Owner

The Group Contract Owner has title to the Group Contract. The Group Contract and any amount accumulated under any Certificate are not subject to the claims of the Group Contract Owner or any of its creditors. The Group Contract Owner may transfer ownership of this Group Contract. Any transfer of ownership terminates the interest of any existing Group Contract Owner. It does not change the rights of any Certificate Owner.

Change of Certificate Owner, Beneficiary or Contingent Annuitant

While a Certificate is In Force, a Certificate Owner may by Written Request change the primary Certificate Owner, Joint Certificate Owner, primary Beneficiary, Contingent Beneficiary, Contingent Annuitant, or in certain instances, the Annuitant. An irrevocably named Person may be changed only with the written consent of such Person. The change will be effective, following Our receipt of the Written Request, as of the date the Written Request is signed. The change will not affect any payments We make or actions We take prior to the time We receive the Written Request.

Assignment of the Certificate

A Certificate Owner may assign a Certificate at any time while it is In Force. The assignment must be in writing and a copy must be filed at Our Office. A Certificate Owner's rights and those of any revocably named Person will be subject to the assignment. An assignment will not affect any payments We make or actions We take before We receive the assignment. We are not responsible for the validity of any assignment.

Misstatement of Age or Sex

If the age or sex of the Annuitant or any payee has been misstated, We will compute the amount payable based on the correct age and sex. If Annuity Payments have begun, any underpayment(s) that have been made will be paid in full with the next Annuity Payment. Any overpayment, unless repaid to Us in one sum, will be deducted from future Annuity Payments otherwise due until We are repaid in full.

Non-Participating

A Certificate does not participate in Our divisible surplus.

Evidence of Death, Age, Sex or Survival

If a Certificate provision relates to the death of a natural Person, we will require proof of death before We will act under that provision. Proof of death shall be: (a) a certified death certificate; or (b) a certified decree of a court of competent jurisdiction as to the finding of death; or (c) a written statement by a medical doctor who attended the deceased; or (d) any other document constituting due proof of death under applicable state law.



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

If Our action under a Certificate provision is based on the age, sex, or survival of any Person, We may require evidence of the particular fact before We act under that provision.

Protection of Proceeds

No Beneficiary or payee may commute or assign any payments under a Certificate before they are due. To the extent permitted by law, no payments shall be subject to the debts of any Beneficiary or payee or to any judicial process for payment of those debts.

Reports

We will send the Certificate Owner a report shortly after the end of each Certificate Year that shows the following values for each Index Sub-Account that was open at any time during the Certificate Year: the Surrender Value and Indexed Value at the beginning of that year and the Indexed Value (as of the most recent Sub-Account Anniversary); the amount of any surrenders or transfers during that year; and the Index Increase, Surrender Value and Indexed Value at the end of that year. For the Interest Sub-Account We will show the Surrender Value and Accumulated Value at the beginning of the year, the amount of any surrenders and transfers during the year, interest credits during the year, and any premium payments allocated to this Sub-Account during the year, and the Surrender Value and Accumulated Value at the end of the year. Also, at the end of the term of each Index Sub-Account, We will give a report that shows the length of the new term and the new term s Participation Rate and Floor and Cap. We will send any other reports that may be required by law. Also, upon Written Request, We will provide the Certificate Owner in a timely manner with factual information about this Certificate's benefits and provisions.

Taxes

Any taxes paid to any governmental entity relating to a Certificate will be deducted from the Initial Premium and any subsequent premium or the values of the Sub-Account(s). We may, in Our sole discretion, delay the deduction until a later date, including the Income Date. By not deducting tax payments at the time of Our payment, We do not waive any right We may have to deduct amounts at a later date. We will, in Our sole discretion, determine when taxes relate to a Certificate. We will deduct from any payment under a Certificate any withholding taxes required by applicable law.

Regulatory Requirements

All values payable under a Certificate will not be less than the minimum benefits required by the laws and regulations of the states in which the Certificate is delivered.


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                                   The Sub-Accounts

The Initial and any Subsequent Premium may be allocated to an Interest and/or Index Sub-Account(s). We will make the allocation based on a Certificate Owner's allocation instructions (as stated on the Certificate Specifications' page). If no instruction is received, all premium will be allocated to the Interest Sub-Account.

An Index Sub-Account Term begins on the date as of which premium is allocated or an amount is transferred to an Index Sub-Account and ends when the number of years in the Term elected has elapsed. The last day of the Term is the expiration date for that Term. Subsequent Terms begin on the first day following the expiration date of a previous Term.

We will notify a Certificate Owner in writing at least 30 days prior to the expiration date of any Term. A new Term of the same duration will commence automatically after the end of a Term unless We receive a Certificate Owner's Written Request prior to the start of the new Term of a Certificate Owner's election of a different Term from among those being offered by Us at that time, or instructions to transfer the expiring Index Sub-Account Value to the Interest Sub-Account. A new Term cannot be longer than the number of years remaining until the Income Date or maximum years allowed following the death of a Certificate Owner or Annuitant if there is a non-natural Certificate Owner.

To the extent permitted by law, We reserve the right at any time to offer Terms that differ from those available when a Certificate Owner's Certificate was issued. We also reserve the right, at any time, to stop accepting premium allocations, transfers or subsequent Term renewals to a particular Term. Since the specific Terms available may change periodically, please contact Us to determine the Terms currently being offered.

                               The Interest Sub-Account

Through the Interest Sub-Account, We offer a Declared Rate that is set on the first of every calendar month and is guaranteed for the month. The Declared Rate is an annual effective interest rate that will be credited when daily interest credits have compounded for a full year. It will never be less than 3% per year.

The Interest Sub-Account has an Accumulated Value and a Surrender Value.

Accumulated Value

The Accumulated Value at any time is guaranteed to equal:

(a) the portion of the Initial Premium allocated to this Sub-Account; plus
(b) the portion of any Subsequent Premium(s) allocated to this Sub-Account;
plus
(c) any amounts transferred to this Sub-Account; less
(d) any partial surrender amounts from this Sub-Account; less
(e) any amounts transferred from this Sub-Account; plus
(f) interest on the net amount determined by the above items (a) through (e) at the Declared Rate.




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Surrender Value

The Surrender Value at any time is equal to:

(a) 90% of the portion of the Initial Premium allocated to this Sub-Account;
plus
(b) 90% of the portion of any Subsequent Premium(s) allocated to this Sub-Account; plus
(c) any Surrender Values transferred to this Sub-Account; plus
(d) any excess interest as defined below; less
(e) any partial surrender amounts taken from this Sub-Account; less
(f) any amounts transferred from this Sub-Account, plus
(g) interest on the net amount determined by the above items (a) through (f) at the rate of 3% per year.We will credit interest daily. Three percent represents the effective annual interest rate that will be credited when daily Interest credits have compounded for a full Certificate year.

Excess interest is the excess, if any, of interest credited to the Accumulated Value over interest credited to the Surrender Value since the last date of excess interest credits. Excess interest is added on the first of each calendar month plus on any date of a transfer or surrender from this Sub-Account.

After the Calculation of excess interest, on each Certificate Anniversary within 10 years of the Income Date, if the Accumulated Value exceeds the Surrender Value, then the Surrender Value will be increased by 1% of the Accumulated Value, but not to an amount greater than the Accumulated Value.

The Death Benefit

The Death Benefit is the Accumulated Value as of the day before the claim is paid if the surrender occurs within 90 days of death. Thereafter, the Death Benefit is the Surrender Value as of the day before the claim is paid.

                                The Index Sub-Account

Through the Index Sub-Account, We offer participation in increases, or decreases, in a specified Index. The participation is determined based on a formula utilizing specified Guaranteed Interest Rate Factors (the Participation Rate, Cap, and Floor) that are available for specified periods of time (Terms) selected by a Certificate Owner. The rate at which the value of an Index Sub-Account grows depends on changes in the Index on which it is based, as well as its Cap, Floor, and Participation Rate. The Participation Rate, Cap, and Floor may differ among Terms. However, the applicable Participation Rate, Cap, and Floor do not change during a Term.

Allocations of Initial and Subsequent Premium and transfers of Sub-Account values to the Index Sub-Accounts may have different applicable Participation Rates, Caps, and Floors depending on the timing of such allocations or transfers. We reserve the right to offer a different Participation Rate, Cap, and Floor to allocations than to transfers.

Index Sub-Accounts have an Indexed Value and a Surrender Value.


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

Indexed Value

The Indexed Value at any time is guaranteed to equal:

    (a) the Initial Indexed Value; plus
    (b) all Index Increases; less
    (c) all Index Decreases; plus
    (d) any End-Of-Term Adjustments; less
    (e) any partial surrender amounts.

If the Sub-Account is started by a premium payment, the Initial Indexed Value is equal to the premium allocated to the Sub-Account. If the Sub-Account is started by a transfer, then the Initial Indexed Value is the amount transferred.

The Index Increase and/or Index Decrease is determined on the Sub-Account Anniversary using the INDEX Value, the Participation Rate, Floor and Cap.

Index Increases and Index Decreases

We will calculate the Index Increase or Index Decreases on each Sub-Account Anniversary. On the first Sub-Account Anniversary in a Term, the formula used is:

              A x ((C-D)/D) x (E/F) x G

This calculation provides the proportionate credit for any change in the INDEX from its value at the beginning of the Term to its value on the first Sub-Account Anniversary.

For every Sub-Account Anniversary after the first in a Term, the calculation of any Index Increase, or Index Decrease, to be credited on the Sub-Account Anniversary , is the sum total of two parts.

Part 1 represents the proportionate credit for any increase in the INDEX Value from its prior highest Sub-Account Anniversary value to its value on the current Sub-Account Anniversary. The formula for Part 1 is:

              A x ((C-B)/D) x (E/F) x G

Part 2 represents the proportionate credit for any change in the INDEX Value occurring on a prior Sub-Account Anniversary(ies). The formula for Part 2 is:

              A x ((B-D)/D) x (1/F) x G

A   is the Participation Rate for the Term
B   is the highest INDEX Value on all Sub-Account Anniversaries but excluding the INDEX Value on the date the Sub-Account is opened and the current Sub-Account Anniversary. The value of B can never be less than the Minimum INDEX Value nor greater than the Maximum INDEX Value. The



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Minimum INDEX and the Maximum INDEX Value are defined below.
C   is the INDEX Value on the current Sub-Account Anniversary, not less than B or greater than the Maximum INDEX Value for the Term.
D   is the INDEX Value at the beginning of the Term
E   is the number of completed Sub-Account Years in the Term
F   is the total number of Sub-Account Years in the Term
G   is the smaller of the Indexed Value at the beginning of the Term and the
Indexed Value (prior to the crediting of any Index Increases [or Index Decreases]) on any Sub-Account Anniversary in the Term, including the current Sub-Account Anniversary

The Minimum INDEX Value and the Maximum INDEX Value are defined as follows:

Minimum INDEX Value = [(Floor/Participation Rate for Term)+1] x Beginning of Term INDEX Value and
Maximum INDEX Value = [(Cap/Participation Rate for Term)+1] x Beginning of Term INDEX Value

End-of-Term Adjustment in the Indexed Value

At the end of the Term (after the Index Increase or Index Decrease), if the Surrender Value exceeds the Indexed Value, the Indexed Value will be increased to equal the Surrender Value.

INDEX, Participation Rate, Floor and Cap, Term

The INDEX shown on the Certificate Specifications' page is used to calculate Index Increases. If the INDEX is discontinued or its calculation is changed substantially, We will substitute a suitable index and notify the Certificate Owner. The INDEX Value for a particular day is the value calculated at the end of that day. If there is no INDEX Value calculated that day, then the value calculated for the first preceding day shall apply.

We will declare for each new Term of a Sub-Account the Participation Rate, the Floor and the Cap on a basis which does not discriminate unfairly within any class of Certificates.

Before the end of each Term of each Sub-Account, We will declare the length(s) available for the next Term on a basis which does not discriminate unfairly within a class of Certificates. The Certificate Owner may choose a Term by Written Request but may not choose a Term that goes beyond the Income Date or in the case of a "designated beneficiary", a Term that goes beyond the date allowed by the Death Provision section. If the Certificate Owner does not choose, the new Term ("Default Term") will be the same length as the prior Term although the Participation Rate, Cap and Floor may be different as described above. If the Default Term would go beyond the Income Date or the date allowed by the Death Provision section, the Sub-Account values will be transferred to the Interest Sub-Account.


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

Surrender Value

The Surrender Value at any time is equal to:

    (a) the Initial Surrender Value; plus
    (b) any Sub-Account Anniversary Adjustments (see below): less
    (c) any partial surrender amounts; plus
    (d) interest on the net amount determined by above items (a) through (c) at the rate of 3% per year.

We will credit interest daily. 3% represents the effective annual interest rate that will be credited when daily interest credits have compounded for a full year.

If the Sub-Account is started by a premium payment, the Initial Surrender Value is equal to 90% of the premium allocated to this Sub-Account.

If the Sub-Account is started by an transfer, the Initial Surrender Value is the Surrender Value transferred.

Sub-Account Anniversary Adjustment in Surrender Value

The Indexed Value and the Surrender Value are compared on each Sub-Account Anniversary. If (a) the Indexed Value exceeds the Surrender Value and (b) the total to date of all Index Increases or Index Decreases during the Term exceed "all increases in the Surrender Value during the Term", then the Surrender
Value will be increased by the difference between the two amounts in (b). "All increases in the Surrender Value during the Term" equal the total to date during the Term of all prior Sub-Account Anniversary adjustments to the Surrender Value and all interest credited to the Surrender Value (the interest for each Sub-Account year equals: the Surrender Value at the end of the Sub-Account year plus the amount of any partial surrender(s) during the Sub-Account year, less the Surrender Value at the start of the Sub-Account year).

After the above adjustment, on each Sub-Account Anniversary within 10 years of the Income Date, if the Indexed Value exceeds the Surrender Value, then the Surrender Value will be increased by the lesser of (a) and (b), where:

    (a) is 1% of the Indexed Value multiplied by the number of elapsed Sub-Account Anniversaries within the 10 year period less any prior increases made pursuant to this provision; and
    (b)  is the difference between the Indexed Value and the Surrender Value.

The Death Benefit

If the Floor is greater than 0%, the Death Benefit is the greater of the Indexed Value as of the date of death less any subsequent partial surrenders, and the Surrender Value on the date of the payment.



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

If death occurs in the last Year of a Term and the surrender occurs after the end of the Term, the Death Benefit is the greater of the Indexed Value at the end of the Term, less any partial surrenders, and the Surrender Value on the date of the payment.

In all other situations, the Death Benefit is the greater of (a) minus (b) and the Surrender Value on the date of the payment, where:

    (a) is the Indexed Value at the start of the Sub-Account year in which death occurs, with the applicable Index Increase (described on page 13)
recalculated as follows:   "E" is equal to "F" and "(B -D)" is multiplied by
the sum of 1.0 plus the number of Sub-Account years from the start of such year to the end of the Term; and
    (b) is the sum of any partial surrenders since the start of such year.

If death occurs in the last year of a Term and the surrender occurs after the end of the Term, the Indexed Value at the end of such Term will be substituted for (a).

                                      Transfers

   Transfers can be made at any time from the Interest Sub-Account to a new Index Sub-Account. Transfers can also be made from an Index Sub-Account to the Interest Sub-Account at certain times. We will make a transfer when We receive a Written Request to do so from the Certificate Owner that meets the restrictions set forth below.

Transfers from the Interest Sub-Account to an Index Sub-Account

The Certificate Owner may transfer all or part of the Interest Sub-Account to a new Index Sub-Account at any time. The amount requested from the Accumulated Value will be transferred to a new Index Sub-Account and will be the Initial Indexed Value of the new Sub-Account . The Initial Surrender Value of the new Index Sub-Account will be equal to the ratio of the Accumulated Value transferred to the total Accumulated Value of the Interest Sub-Account prior to the transfer times the Surrender Value of the Interest Sub-Account prior to the transfer.

The remaining Accumulated Value and Surrender Value of the Interest Sub-Account will be the values prior to the transfer less the amount transferred.

The minimum amount of any transfer from the Interest Sub-Account to a new Index Sub-Account must be $1,000.

Transfers from an Index Sub-Account to the Interest Sub-Account

The Certificate Owner may transfer the entire Indexed Value of an Index Sub-Account to the Interest Sub-Account at the end of the Term of an Index Sub-Account. The Indexed Value of the Index Sub-Account will be transferred to the Accumulated Value of the Interest Sub-Account. The Surrender Value of the Index Sub-Account will be transferred to the Surrender Value of the Interest Sub-Account.


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
                              Withdrawals and Surrender

    A Certificate Owner may make a surrender or withdrawal (partial surrender) of either the Indexed Value or Surrender Value from the Index Sub-Account(s) and either the Accumulation Value or Surrender Value from the Interest Sub-Account. The timing of the surrender or withdrawal determines which values are available.

The Indexed Value is available only during three time periods. First, as a surrender payable if a Sub-Account is surrendered within 45 days after the end of its term. Second, as a Death Benefit that is payable if the Certificate is surrendered within 90 days after the date of certain deaths or at the required distribution date. Third, as an amount applied on the Income Date to determine the amount of annuity payments. At all other times, the Surrender Value is available while the Certificate is In Force.

The Accumulated Value is available only during three time periods. First, as a surrender payable if all or part of the Interest Sub-Account is surrendered within the first 5 days of any calendar month. Second, as a Death Benefit that is payable if the Certificate is surrendered within 90 days after the date of certain deaths. Third, as a value applied on the Income Date to determine the amount of annuity payments. At all other times, the Surrender Value is available while the Certificate is In Force.

                                   Death Provisions

Death of Primary Certificate Owner, Joint Certificate Owner, or Certain Non-Certificate Owner Annuitant

This section applies if, before the Income Date while the Certificate is In Force, the Primary Certificate Owner or any Joint Certificate Owner dies (whether or not the decedent is also the Annuitant) or the Annuitant dies under a Certificate with a non-natural owner such as a trust. The "designated beneficiary" will control the Certificate after such a death. This "designated beneficiary" will be the first person among the following who is alive on the date of death: Primary Certificate Owner; Joint Certificate Owner; primary beneficiary; contingent beneficiary; and if no one is alive, the Primary Certificate Owner s estate.

If the decedent s surviving spouse (if any) is the sole "designated beneficiary", the surviving spouse will automatically become the new Primary Certificate Owner as of the date of death. If the Annuitant is the decedent, the new Annuitant will be any living contingent annuitant, otherwise the surviving spouse. The surviving spouse can continue the Certificate until the Income Date. If the surviving spouse surrenders the Certificate , see the "Death Benefit" section below for the conditions under which the Death Benefit value will be paid rather than the Surrender Value. If the surviving spouse continues the Certificate and another death occurs before the Income Date, the Certificate can continue for up to five years from the date of this second death. All of this "Death Provisions" section, except for this paragraph, will apply to that second death. The exception in the prior sentence means that the first four sentences of this paragraph can apply only once; they cannot apply a second time if the surviving spouse continues the Certificate , remarries, and then dies.



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

In all other cases, the Certificate can continue for up to five years from the date of death. During this period, the "designated beneficiary" may exercise all ownership rights, including the right to make partial surrenders or the right to totally surrender the Certificate for its Surrender Value. If the "designated beneficiary" surrenders the Certificate , see the "Death Benefit" section below for the conditions under which the Death Benefit value will be paid rather than the Surrender Value. If this Certificate is continued until the end of the five-year period, We will automatically end it then by paying the Indexed Value for any Index Sub-Account and the Accumulated Value for the Interest Sub-Account to the "designated beneficiary". If the "designated beneficiary" is not alive then, We will pay any person(s) named by the "designated beneficiary" in a Written Request; otherwise the "designated beneficiary's" estate.

Death Benefit

This section applies only if the "covered person" dies and the Certificate is surrendered within 90 days of the date of death. The Primary Certificate Owner shall be the "covered person" or, if there is a non-natural owner such as a trust, the Annuitant shall be the "covered person". If the "covered person" dies, the "designated beneficiary" may surrender this Certificate within 90 days of the date of death for the Death Benefit. For a surrender after 90 days and for a surrender at any time after the death of a non-covered person, the Surrender Value is payable. The total Death Benefit is the sum of the Death Benefit of each Sub-Account in the Certificate.

Payment of Benefits

The prior two sections allow the "designated beneficiary" to surrender the Certificate. If the Certificate Owner wants that person to receive annuity payments rather than a lump sum, the Certificate Owner may choose by Written Request an annuity payment option that meets the following three conditions. First, the first payment to a non-spouse "designated beneficiary" must be made no later than one year after the date of death. Second, payments must be made over the life of the non-spouse "designated beneficiary" or over a period not exceeding that person s life expectancy. Third, any payment option that provides for payments to continue after the death of the "designated beneficiary" will not allow the successor payee to extend the period of time over which the remaining payments are to be made. If the Certificate Owner does not direct Us to make annuity payments, the "designated beneficiary" can choose between a lump sum and an annuity payment option meeting the above three conditions.

Death of Certain Non-Certificate Owner Annuitant

This section applies if, before the Income Date while the Certificate is In Force, (a) the Annuitant dies, (b) the Annuitant is not a Certificate Owner, and
(c) the Certificate Owner is a natural person. The Certificate will continue in force after the Annuitant s death. The new annuitant will be any living contingent annuitant, otherwise the Primary Certificate Owner.


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

                              Annuity Provisions

Annuity Benefits

If this Certificate is In Force and the Annuitant is alive on the Income Date, payments to the Annuitant will begin under the payment option chosen. The Certificate Owner may choose or change a payment option by making a Written Request at least 30 days before the Income Date. Unless the Certificate Owner chooses otherwise, Option 3 with 10 years guaranteed will become automatically effective. The amount of the payments will be determined by applying the total Income Value (defined as the sum of the Indexed Value for the Index Sub-Accounts and the Accumulated Value for the Interest Sub-Account, less any applicable premium taxes or other taxes) on the Income Date in accordance with the "Payment Options" section.

Income Date

The Income Date for the Annuitant is the date shown on the Certificate Specifications' page. If the Annuitant's death results in someone becoming the new Annuitant, the Income Date will be based on the new Annuitant's date of birth only if the new Annuitant is younger than the decedent.

Payment Options

The Certificate Owner may choose any of the four payment options described below. The Certificate Owner may also arrange other payment options with Us.

The payee is the person who will receive the sum payable under a payment option. If the amount available to apply under any option is less than $5,000 ($2,000 if the issue state shown on page 2 is Massachusetts), We reserve the right to pay such amount in one sum to the payee in lieu of the payment otherwise provided for.

Payments will be made monthly unless quarterly, semi-annual, or annual payments are chosen by Written Request. However, if any payment provided for would be or becomes less than $100, We have the right to reduce the frequency of payments to an interval that will result in each payment being at least $100.

The payment amount under each option will be equal to the greater of the amount shown in the applicable table or the amount currently offered by Us at the time of the first payment. Under Options 2, 3 and 4 and any other life income option, the payment amount will be based on the age of the payee(s). The current amount may also be based on the sex of the payee(s) (except if this is prohibited by law or if the issue state shown on page 2 is Massachusetts or Montana).

A payee may not surrender or otherwise end a payment option after it begins. Payments will end upon the payees death unless the option provides for payments continuing to a successor payee.



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

Option 1:  Income For a Fixed Number of Years

We will pay an annuity for a chosen number of years, not fewer than 5 nor more than 30. If the payee dies before the last payment is made, We will continue to make the remaining payments to the successor payee. Upon Written Request of the successor payee, We will make a lump sum payment of the present value of the remaining payments, commuted at a rate of 3% per year or at such greater rate as was used to compute the payments.

Option 2:  Life Income

We will pay an annuity for as long as the payee lives.

Option 3:  Life Income with 5 or 10 Years Guaranteed

We will pay an annuity for as long as the payee lives. Payments are guaranteed for at least the number of years chosen even if the payee dies before then. If the payee dies before the last payment is made, We will continue to make the remaining guaranteed payments to the successor payee. Upon Written Request of the successor payee, We will make a lump sum payment of the present value of the remaining guaranteed payments, commuted at a rate of 3% per year or at such greater rate as was used to compute the payments.

Option 4:  Joint and Last Survivor Income

We will pay an annuity for as long as the payee lives. Upon the payee s death, We will continue payments to the successor payee for as long as the successor payee lives.

Misstatement of Age or Sex

If We learn on or after the Income Date that the age or sex of the Annuitant or any other payee is incorrect, We will compute the amount payable based on the correct age and sex (however, if the issue state shown on page 2 is Massachusetts or Montana, We will only correct an age). If income payments have begun, any underpayment that may have been made will be paid in full with the next annuity payment. Any overpayments, unless repaid to Us in one sum, will be deducted from future annuity payments otherwise due until We are repaid in full.

Basis of Calculation

The minimum annuity payments are based on the 1983 Individual Annuity Valuation Tables, weighted 40% male and 60% female, with interest at 3% per year. We will similarly calculate the amount for a payment frequency other than monthly and the amount for any age not shown in a table. Upon request, We will tell the Certificate Owner any such amount.


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

Payment Option Tables

OPTION 1:  MINIMUM MONTHLY PAYMENT PAYABLE FOR EACH $1,000 APPLIED VALUE



Years    Payment       Years      Payment       Years      Payment
-----    -------       -----      -------       -----      -------

  5       $17.91         14        $7.26          23        $4.99
  6        15.14         15         6.87          24         4.84
  7        13.16         16         6.53          25         4.71
  8        11.68         17         6.23          26         4.59
  9        10.53         18         5.96          27         4.47
  10        9.61         19         5.73          28         4.37
  11        8.86         20         5.51          29         4.27
  12        8.24         21         5.32          30         4.18


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

OPTIONS 2 AND 3:  MINIMUM MONTHLY PAYMENT PAYABLE FOR EACH $1,000 APPLIED VALUE

                Option 3-   Option 3-                    Option 3-    Option 3-
Age  Option 2   5 Years     10 Years   Age    Option 2    5 Years     10 Years
---  --------   --------    --------   ---    --------   ---------    ---------

30   $3.19       $3.19     $3.19        63      $5.34     $5.31        $5.20
31    3.22        3.22      3.21        64       5.49      5.45         5.33
32    3.24        3.24      3.24        65       5.65      5.61         5.47
33    3.27        3.27      3.27        66       5.82      5.77         5.61
34    3.30        3.30      3.30        67       6.01      5.94         5.75
35    3.34        3.33      3.33        68       6.20      6.13         5.91
36    3.37        3.37      3.36        69       6.41      6.33         6.07
37    3.40        3.40      3.40        70       6.64      6.54         6.23
38    3.44        3.44      3.44        71       6.88      6.76         6.41
39    3.48        3.48      3.47        72       7.14      7.00         6.59
40    3.52        3.52      3.51        73       7.43      7.26         6.77
41    3.56        3.56      3.55        74       7.73      7.53         6.96
42    3.61        3.61      3.60        75       8.06      7.82         7.14
43    3.65        3.65      3.64        76       8.42      8.12         7.34
44    3.70        3.70      3.69        77       8.80      8.45         7.53
45    3.76        3.75      3.74        78       9.21      8.79         7.71
46    3.81        3.81      3.79        79       9.66      9.14         7.90
47    3.87        3.86      3.85        80      10.14      9.52         8.06
48    3.93        3.92      3.90        81      10.65      9.91         8.25
49    3.99        3.98      3.96        82      11.21     10.31         8.41
50    4.05        4.05      4.03        83      11.81     10.72         8.57
51    4.12        4.11      4.09        84      12.46     11.15         8.71
52    4.19        4.19      4.16        85      13.14     11.58         8.84
53    4.27        4.26      4.23        86      13.88     12.01         8.96
54    4.35        4.34      4.31        87      14.67     12.44         9.06
55    4.44        4.42      4.39        88      15.50     12.86         9.15
56    4.53        4.51      4.47        89      16.39     13.28         9.23
57    4.62        4.61      4.56        90      17.32     13.68         9.31
58    4.72        4.71      4.65        91      18.31     14.07         9.37
59    4.83        4.81      4.75        92      19.35     14.45         9.42
60    4.95        4.93      4.86        93      20.45     14.81         9.47
61    5.07        5.05      4.97        94      21.61     15.15         9.50
62    5.20        5.17      5.08        95      22.84     15.48         9.53


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

OPTION 4:  MINIMUM MONTHLY PAYMENT PAYABLE FOR EACH $1,000 APPLIED VALUE


                                    Combination of Ages


      30       35       40       45        50      55        60       65        70     75         80       85      90        95

30  $2.99    $3.04    $3.07    $3.10     $3.13   $3.15     $3.16    $3.17     $3.18  $3.18      $3.18    $3.19   $3.19     $3.19
40            3.10     3.15     3.20      3.24    3.27      3.29     3.30      3.32   3.32       3.33     3.33    3.33      3.33
45                     3.23     3.30      3.35    3.40      3.44     3.47      3.49   3.50       3.51     3.51    3.52      3.52
50                              3.39      3.48    3.55      3.61     3.66      3.69   3.72       3.73     3.74    3.75      3.75
55                                        3.60    3.71      3.81     3.89      3.94   3.99       4.01     4.03    4.04      4.05
60                                                3.87      4.02     4.14      4.24   4.32       4.36     4.40    4.41      4.42
65                                                          4.23     4.43      4.59   4.72       4.81     4.87    4.91      4.92
70                                                                   4.71      4.98   5.21       5.38     5.59    5.56      5.60
75                                                                             5.39   5.77       6.08     6.30    6.45      6.53
80                                                                                    6.35       6.89     7.32    7.62      7.81
85                                                                                               7.73     8.50    9.10      9.51
90                                                                                                        9.72   10.80     11.63
95                                                                                                               12.49     13.95
                                                                                                                           16.20


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


                                    Endorsements

                           To be inserted only by Us



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

               Keyport
               Life Insurance Company


Providence, Rhode Island


                                  GROUP DEFERRED ANNUITY CONTRACT
                                      FLEXIBLE PREMIUM PAYMENT
                                          NON-PARTICIPATING


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